                                 Exhibit 12.1
                      Ratio of Earnings to Fixed Charges
                                (in thousands)



Ratio of Earnings to fixed charges
                                                   February 28,      February 28,      February 28,      February 29,
                                                      1993              1994              1995               1996
                                                 ---------------------------------------------------------------------
Pre tax income from continuing operations           ($9,919)        ($13,884)          ($30,614)            ($91,311)
Less: losses from less than 50%
    owned persons                                     1,513            2,024              4,288               26,631
Plus: losses from less than 50% owned persons
   where the registrant has guaranteed debt
     Teleport                                             0             (925)              (126)                   0
     SCD                                               (425)            (345)               (65)                   0
                                                 ---------------------------------------------------------------------
                                                     (8,831)         (13,130)           (26,517)             (64,680)

Fixed charges:
   Interest, whether expensed or capitalized            543              637              9,328               36,045
   Interest expense to Partnership                    1,649                0                  0                    0
   Amortization of debt expense(included above)           0                0                  0                    0
   Rental expense demonstrated to be interest             0                0                  0                    0
   Preferred stock dividend requirements                  0                0                  0                    0
                                                 ---------------------------------------------------------------------
Total fixed charges                                   2,192              637              9,328               36,045

Adjusted earnings                                    (6,639)         (12,493)           (17,189)             (28,635)
Fixed charges                                         2,192              637              9,328               36,045
                                                 ---------------------------------------------------------------------

Ratio of earnings to fixed charges

Dollar amount of coverage deficiency                ($8,831)        ($13,130)          ($26,517)            ($64,680)

                                                                                                        Pro Forma        Pro Forma
                                                 February 28,        November 30,     November 30,     February 28,     November 30,
                                                    1997                1996              1997            1997             1997
                                               ----------------------------------------------------  ------------------------------
Pre tax income from continuing operations        ($138,825)          ($59,244)        ($158,059)       ($211,538)      ($306,983)
Less: losses from less than 50%
    owned persons                                   17,879             14,314            14,027           17,747          12,576
Plus: losses from less than 50% owned persons
   where the registrant has guaranteed debt
     Teleport                                            0                  0                 0                0               0
     SCD                                                 0                  0                 0                0               0
                                              -----------------------------------------------------  ---------------------------
                                                  (120,946)           (44,930)         (144,032)        (193,791)       (294,407)

Fixed charges:
   Interest, whether expensed or capitalized        79,659             55,308            90,190          141,663         131,170
   Interest expense to Partnership                       0                  0                 0                0               0
   Amortization of debt expense(included above)          0                  0                 0                0               0
   Rental expense demonstrated to be interest            0                  0                 0                0               0
   Preferred stock dividend requirements                 0                  0                 0                0               0
                                              -----------------------------------------------------  ------------------------------
Total fixed charges                                 79,659             55,308            90,190          141,663         131,170

Adjusted earnings                                  (41,287)            10,378           (53,842)         (52,128)       (163,237)
Fixed charges                                       79,659             55,308            90,190          141,663         131,170
                                              -----------------------------------------------------  ----------------------------

Ratio of earnings to fixed charges

Dollar amount of coverage deficiency             ($120,946)          ($44,930)        ($144,032)       ($193,791)      ($294,407)

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